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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
                                                 Contact:  Mark Pine
                                                           DrugEmporium.com
                                                           (614) 341-2896



   DRUGEMPORIUM.COM NAMED AMERICA'S #1 INTERNET PRESCRIPTION SITE BY GOMEZ(TM)


         COMPANY ALSO ANNOUNCES RECENT AGREEMENT WITH HEALTHCENTRAL.COM


              TO REDEFINE DRUG EMPORIUM'S CLICK-AND-MORTAR STRATEGY


COLUMBUS, OH, AUGUST 3, 2000 -- DrugEmporium.com, a subsidiary of Drug Emporium, Inc. (NASDAQ: DEMP) and a leading online drugstore, announced today that it has been named the nation's top-ranked online prescription site by Gomez(TM), a leading authority on e-commerce. DrugEmporium.com also reported that it has agreed to sell substantially all of its assets, excluding any assets relating to portal contracts, to HealthCentral.com of Emeryville, California. As part of the agreement, HealthCentral.com will also assume certain liabilities of DrugEmporium.com.

         The DrugEmporium.com pharmacy earned the top overall score in the Gomez Summer 2000 Internet Prescriptions Scorecard(TM). DrugEmporium.com also garnered the top ranking in four categories, including two of the most important: Ease of Use and Customer Confidence. Gomez also named the DrugEmporium.com pharmacy as the top destination for first-time online pharmacy users.

         The Gomez review cited the DrugEmporium.com pharmacy for "strengths in many areas", such as customer service. DrugEmporium.com also received high marks for the design and usability of the company's pharmacy and its "Ask Alex" customer assistance feature, as well as for the ability to browse health content from any page on the site.

         "This ranking recognizes the prudent investments we have made in our online pharmacy operations," said Matt Erick, R.Ph., Vice President of Pharmacy Operations for DrugEmporium.com. "We are very proud to be recognized by such a highly respected expert on e-commerce."

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         In addition to its award-winning pharmacy, DrugEmporium.com also offers a huge selection of non-prescription items in its online drugstore, with a focus on secure commerce and health content. The Company provides comprehensive customer support features, including easy browsing by brand, Ask Alex, a personal coupon wallet, and confirmation e-mails to track shipment status. Through its HealthCare Shops, DrugEmporium.com provides one-stop shopping convenience by integrating health content, valuable services, and a wide range of products.

RECENT AGREEMENT REDEFINES DRUG EMPORIUM'S CLICK-AND-MORTAR STRATEGY

         Drug Emporium, Inc. recently announced that substantially all of the assets and certain liabilities of DrugEmporium.com, excluding any assets and liabilities relating to portal contracts, were being acquired by HealthCentral.com (NASDAQ:HCEN), a leading provider of online healthcare e-commerce and content to consumers. Under the terms of the agreement, Drug Emporium receives non-voting preferred stock from HealthCentral.com convertible into 2.4 million common shares, while HealthCentral.com assumes approximately $2.0 million in current liabilities plus $5.8 million in lease obligations. Contingent upon certain revenue streams reaching a minimum threshold, Drug Emporium will also have the opportunity to potentially earn several million additional shares of HealthCentral.com convertible preferred stock. The minimum threshold for the revenue streams is based on current DrugEmporium.com initiatives and programs that are in the early stages of implementation.

         HealthCentral.com and Drug Emporium also agreed to a 10-year Services Agreement, which provides for joint promotional and advertising opportunities, access by HealthCentral.com to the Drug Emporium purchasing system and buying power, and various other synergies between the two companies. The Services Agreement also provides revenue sharing opportunities based on transactions involving both Drug Emporium stores and HealthCentral.com online customers. HealthCentral.com customers placing online orders will have the ability to pick up those orders at their neighborhood Drug Emporium store, including same-day pick-up of acute care prescription orders.

         The closing of the transaction is expected to occur within the next 45-60 days, at which time HealthCentral.com will take over all funding and operations of DrugEmporium.com.

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ABOUT DRUGEMPORIUM.COM
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DrugEmporium.com is a subsidiary of Drug Emporium, Inc. (NASDAQ:DEMP). The full-service online drugstore sells prescription drugs and non-prescription medications, along with nutrition and wellness products, cosmetics, health and beauty aids, and household necessities. DrugEmporium.com is licensed to fill prescriptions in all 50 states and offers 24 hour a day, 7 days a week access to pharmacists. DrugEmporium.com is headquartered in historic German Village in Columbus, Ohio. Drug Emporium, Inc. owns and operates 135 brick-and-mortar stores under the names Drug Emporium, F&M Super Drug Stores and Vix Drug Stores. All brick-and-mortar stores operate full-service pharmacies and specialize in discount-priced merchandise including health and beauty aids, cosmetics and greeting cards. The company also franchises an additional 40 stores under the Drug Emporium name.


                                 ABOUT GOMEZ(TM)

Gomez is an e-commerce authority for both consumers and e-businesses. For the complete Gomez Internet Prescription Scorecard, logon to:
http://gomez.com/scorecards/index.cfm?topcat_id=43.

FORWARD LOOKING STATEMENTS
--------------------------
Except for historical information contained herein, the statements in this release related to Drug Emporium are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. These risks include, among other things, the competitive environment of the online drugstore industry in general, the ability of the Company to secure and maintain key contracts and relationships, technical issues related to the development of the website, and economic conditions in general. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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                      PLEASE VISIT OUR ONLINE DRUGSTORE AT
                              www.DrugEmporium.com
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